Exhibit 99.(a)(1)(P)

AMENDMENT TO THE OFFER TO AMEND

OUTSTANDING DISCOUNTED OPTIONS

The Offer to Amend is hereby amended and supplemented as follows:

1.	The third paragraph of Section 14 titled “Financial” on page 16 is amended to read, in its entirety, as follows:

“Financial. The following selected financial data is derived from our consolidated financial statements, as filed with the SEC. The selected financial data should be read in conjunction with the consolidated financial statements and notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the fiscal year ended January 30, 2005, filed with the SEC on March 22, 2005, and our Quarterly Report on Form 10-Q for the period ended October 30, 2005, filed with the SEC on November 23, 2005. All amounts are in thousands, except per share data.

	Year Ended		Nine Months Ended
	January 25, 2004	January 30, 2005	October 24, 2004	October 30, 2005
			(unaudited)
Operating Data:
Revenue	$1,822,945	$2,010,033	$1,443,557	$1,742,073
Gross profit	$528,878	$649,486	$455,671	$655,855
Operating income	$90,157	$113,593	$56,437	$227,755
Net income	$74,419	$100,356	$52,347	$204,534
Diluted net income per common share	$0.43	$0.57	$0.30	$1.13
Basic net income per common share	$0.46	$0.60	$0.32	$1.21
Current assets	$1,052,712	$1,304,926	$1,211,151	$1,449,976
Total assets	$1,399,344	$1,628,536	$1,539,656	$1,805,508
Current liabilities	$334,112	$421,156	$415,153	$427,167
Convertible subordinated debentures	$0	$0	$0	$0
Other long-term liabilities	$14,047	$29,112	$16,092	$28,900
Total liabilities	$348,159	$450,268	$431,245	$456,067
Total stockholders’ equity	$1,051,185	$1,178,268	$1,108,411	$1,349,441
Book value per common share(1)	$6.40	$7.05	$6.68	$7.88

(1)	The historical book value per share is computed by dividing stockholders’ equity by the number of shares of common stock outstanding at the end of each period presented.

RATIO OF EARNINGS TO FIXED CHARGES

	Year Ended					Nine Months Ended
	January 28, 2001	January 27, 2002	January 26, 2003	January 25, 2004	January 30, 2005	October 24, 2004	October 30, 2005
	(in thousands, except ratio of earnings to fixed charges)
Fixed Charges:

Interest expensed and debt cost amortization	$4,852	$16,173	$16,467	$12,010	$164	$147	$13
Estimate of interest within rental expense	1,032	4,565	8,445	8,696	9,250	6,481	6,892

Total Fixed Charges	$5,884	$20,738	$24,912	$20,706	$9,414	$6,628	$6,905

Earnings:

Pre-tax gain (loss) from continuing operations	$144,808	$252,749	$150,557	$86,673	$125,445	$65,435	$243,493
Fixed charges	5,884	20,738	24,912	20,706	9,414	6,628	6,905

Total earnings (loss) for computation of ratio	$150,692	$273,487	$175,469	$107,379	$134,859	$72,063	$250,398

Ratio of earnings to fixed charges	25.61	13.19	7.04	5.19	14.33	10.87	36.26

2.	The sixth paragraph of Section 3 on page 8 is amended to read, in its entirety, as follows:

“Determination of Validity; Rejection of Eligible Options; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine, in our discretion, all questions as to the number of shares subject to Eligible Options and the validity, form, eligibility (including time of receipt) and acceptance of Election Forms and Notice of Change in Election Forms. Our determinations regarding these matters will be final and binding on all parties. We may reject any or all Election Forms or Notice of Change in Election Forms to the extent that we determine they were not properly executed or delivered or to the extent that we determine it is unlawful to accept the Eligible Option that you elected to amend. We may waive any or all of the conditions of the Offer for all Eligible Participants. If we waive a condition to the Offer for any one participant, the condition will be waived for all participants. We may waive any defect or irregularity in any Election Form or Notice of Change in Election Form with respect to any particular option or any particular Eligible Participant. No Eligible Options will be accepted for amendment until all defects or irregularities in the paperwork have been cured by the Eligible Participants or waived by us. However, neither we nor any other person is obligated to give notice of any defects or irregularities involved in the election to amend any Eligible Option, and no one will be liable for failing to give notice of any such defects or irregularities. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of Notice of Change in Election Forms. Our determinations regarding these matters will be final and binding.”

3.	The paragraph following Section 17 titled “Circular 230 Disclaimer” on page 19 is deleted from the Offer to Amend.